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                                                                    EXHIBIT 10.5



                           LOAN AND SECURITY AGREEMENT



        THIS LOAN AND SECURITY AGREEMENT, dated as of May 12, 1999, is entered into between SANTA MONICA BANK, a California banking corporation ("SMB"), on the one hand, and INTERVISUAL BOOKS, INC., a California corporation ("IBI"), and FFM ACQUISITION CORP., a California corporation which is in the process of changing its name to Fast Forward Marketing, Inc. ("FFM"), on the other hand. IBI and FFM are sometimes individually and collectively referred to as "Borrower" and representations, warranties, covenants and agreements of "Borrower" contained in this Agreement shall apply equally to IBI and FFM unless any such representation, warranty, covenant or agreement is specifically limited to either IBI or FFM. The liability of IBI and FFM under this Agreement is joint and several.

        The parties agree as follows:

        1. DEFINITIONS. In addition to the defined terms contained in the first paragraph above, as used herein, the following terms shall have the following definitions:

               1.1 "Accounts" means all presently existing and hereafter arising accounts (as that term is defined in the Code), contract rights, instruments, notes, drafts, documents, chattel paper and all other forms of obligations owing to Borrower, and any and all credit insurance, guaranties and other security therefor, as well as all merchandise returned to or reclaimed by Borrower.

               1.2 "Agreement" means this Loan and Security Agreement and any supplements, amendments or modifications to this Loan and Security Agreement.

               1.3 "Borrowing Base Certificate" means the certificate, substantially in the form of Exhibit 1.3, with appropriate insertions, to be submitted to SMB by Borrower pursuant to this Agreement and certified as true and correct by the Chief Executive Officer or the Chief Financial Officer of Borrower.

               1.4 "Borrower's Books" means all of Borrower's books and records including, but not limited to: minute books; ledgers; records indicating, summarizing or evidencing Borrower's assets, liabilities, and the Accounts; all information relating to Borrower's business operations; and all computer programs, disc or tape files, printouts, runs, and other computer prepared information and the equipment containing such information.

               1.5 "Code" means the California Uniform Commercial Code, and any and all terms used in this Agreement which are defined in the Code and are not defined herein shall be construed and defined in accordance with the definition of such terms under the Code.

               1.6    "Collateral" means each and all of the following:

                      A.     the Accounts;


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                      B.     the Equipment;

                      C.     the Financial Assets;

                      D.     the General Intangibles;

                      E.     the Inventory;

                      F.     the Negotiable Collateral;

                      G. any money, deposit accounts or other assets of Borrower in which SMB receives a security interest or which hereafter come into the possession, custody or control of SMB; and

                      H. the proceeds of any of the foregoing, including, but not limited to, proceeds of insurance covering the Collateral, or any portion thereof, and any and all Accounts, Equipment, Financial Assets, Inventory, General Intangibles, Negotiable Collateral, money, deposit accounts or other tangible and intangible property resulting from the sale or other disposition of the Collateral, or any portion thereof or interest therein, and the proceeds thereof.

               1.7 "Daily Balance" means the amount determined by taking the amount of the Obligations owed at the beginning of a given day, adding any new Obligations advanced or incurred on such date, and subtracting any payments or collections which are deemed to be paid on that date under the provisions of this Agreement.

               1.8 "Debt to Tangible Net Worth Ratio" means on a consolidated basis the figure derived by dividing Borrower's total liabilities, exclusive of Subordinated Debt, by Borrower's Tangible Net Worth. Borrower's total liabilities shall be determined in accordance with GAAP consistently applied.

               1.9 "Eligible Accounts" means those Accounts (i) which have been validly assigned to SMB, (ii) strictly comply with all of Borrower's warranties and representations to SMB, (iii) contain payment terms of net ninety
(90) days, or less, from the date of invoice, and (iv) unless subject to a specific written agreement of Borrower and SMB to the contrary, are not past due more than (1) sixty (60) days from the invoice due date, or (2) one hundred twenty (120) days following the date of the invoice, which ever is lesser; provided, however, that Eligible Accounts shall not include the following: (a) Accounts with respect to which the account debtor is an officer, employee or agent of Borrower; (b) Accounts with respect to which services or goods are placed on consignment, guaranteed sale, or other terms by reason of which the payment by the account debtor may be conditional (other than that portion of the Accounts which are subject to retention and Accounts as to which the account debtor has the right to return goods in the ordinary course of business); (c) Accounts with respect to which the account debtor is not a resident of the United States, unless payment of such Account is fully supported by a letter of credit issued by a bank, and containing terms and conditions, acceptable to SMB or is fully supported by credit insurance issued by an insurer acceptable to SMB and containing policy terms acceptable to SMB; (d) Accounts with respect to which the account



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debtor is the United States or any department, agency or instrumentality of the
United States; provided, however, that an Account shall not be deemed ineligible by reason of this clause (d) if Borrower has completed all of the steps necessary to comply with the Federal Assignment of Claims Act of 1940 (31 U.S.C.
Section 203) with respect to such Account; (e) Accounts with respect to which the account debtor is any state of the United States or any city, town, municipality, county or division thereof; (f) Accounts with respect to which the account debtor is a subsidiary of, related to, affiliated with, or has common officers or directors with Borrower; (g) Accounts with respect to which Borrower is or becomes liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of the offset rights of such account debtor; (h) that portion of the Accounts owed by an account debtor which exceeds twenty percent (20%) of all Eligible Accounts; (i) all of the Accounts owed by an account debtor who is the subject of an Insolvency Proceeding; (j) all of the Accounts owed by an account debtor where twenty percent (20%) or more of all of the Accounts owed by that account debtor are past due more than sixty (60) days from the invoice due date; and (k) Accounts for which the services have not yet been rendered to the account debtor or the goods sold have not yet been delivered to the account debtor (commonly referred to as "pre-billed accounts").

               1.10 "Equipment" means all of Borrower's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, motor vehicles, tools, parts, dies, jigs, goods, and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions and improvements thereto, wherever located.

               1.11 "Event of Default" means the occurrence of any one of the events set forth in Section 9.

               1.12 "Fast Forward" means Fast Forward Marketing, Inc., a California corporation.

               1.13 "Financial Assets" means all of Borrower's present and future investment property, financial assets, securities, security entitlements, securities accounts, commodity accounts and commodity contracts.

               1.14 "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

               1.15 "General Intangibles" means all of Borrower's present and future general intangibles and all other presently owned or hereafter acquired intangible personal property of Borrower (including, without limitation, any and all choses or things in action, goodwill, patents, trade names, trademarks, copyrights, maskworks, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, infringement claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, tax refunds and tax refund claims) other than goods and Accounts, as well as Borrower's Books relating to any of the foregoing.



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               1.16   "Governing Rate" shall have the meaning set forth in
Section 2.4.

               1.17 "Guarantor" means individually, and "Guarantors" means collectively, the following persons and entities:

                             A.     Waldo Hunt

                             B.     Hunt Family Trust

               1.18 "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions or extensions generally with its creditors.

               1.19 "Inventory" means and includes all of Borrower's present and future inventory in which Borrower has any interest, including, but not limited to, goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located, and any documents of title representing any of the above.

               1.20 "Judicial Officer or Assignee" means any trustee, receiver, controller, custodian, assignee for the benefit of creditors or any other person or entity having powers or duties like or similar to the powers and duties of a trustee, receiver, controller, custodian or assignee for the benefit of creditors.

               1.21 "Loan Documents" means collectively this Agreement, the Note, and any other agreements entered into between Borrower and SMB in connection with this Agreement.

               1.22   "Loan Origination Fee" shall have the meaning set forth in
Section 2.9.

               1.23 "Maximum Credit Line" means Two Million and 00/100 Dollars ($2,000,000.00).

               1.24 "Merger Agreement" means the Agreement and Plan of Merger, dated as of March 29, 1999, by and among IBI, FFM, Fast Forward, Steven D. Ades and Steven D. Ades and Laurie Levit as trustees of the Steven Ades and Laurie Levit Revocable Family Trust.

               1.25 "Negotiable Collateral" means all of Borrower's present and future letters of credit, advises of credit, notes, drafts, instruments, documents, leases, and chattel paper, and Borrower's Books relating to any of the foregoing.

               1.26 "Net Worth" means, as of any date and on a consolidated basis, the total asssets of Borrower minus the total liabilities of Borrower calculated in conformity with GAAP.



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               1.27   "Note" means that certain Secured Promissory Note, of even date herewith, in the original principal amount of Two Million and 00/100
Dollars ($2,000,000.00) executed by Borrower to the order of SMB, and any renewals, amendments, restatements or extensions of such Secured Promissory
Note.

               1.28 "Obligations" means any and all loans, advances, debts, liabilities (including, without limitation, any and all amounts charged to Borrower's account pursuant to any agreement authorizing SMB to charge Borrower's account), obligations, lease payments, guaranties, covenants and duties owing by Borrower to SMB of any kind and description (whether advanced pursuant to or evidenced by this Agreement, any of the other Loan Documents, or any other instrument, or by any other agreement between SMB and Borrower and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including, without limitation, any debt, liability or obligation owing from Borrower to others which SMB may have obtained by assignment or otherwise, and further including, without limitation, all interest not paid when due and all SMB Expenses which Borrower is required to pay or reimburse by this Agreement, by law, or otherwise.

               1.29 "Over Advance" shall have the meaning set forth in Section 2.2.

               1.30 "Prime Rate" means the highest variable rate of interest, per annum, published daily as the "prime rate" in the Money Rates Section of the Western Edition of the Wall Street Journal. In the event that such a rate is no longer published, then the "Prime Rate" shall mean the variable rate of interest, per annum, most recently announced by SMB Bank at its headquarters office as its "prime rate," with the understanding that SMB Bank's "prime rate" is one of its base rates and serves as a basis upon which effective rates of interest are calculated for loans making reference thereto and may not be the lowest of SMB Bank's base rates.

               1.31 "SMB Expenses" means all of the following: (i) costs or expenses (including, without limitation, taxes and insurance premiums) required to be paid by Borrower under this Agreement or any of the other Loan Documents which are paid or advanced by SMB; (ii) filing, recording, publication and search fees paid or incurred by SMB; and (iii) costs, fees (including reasonable attorneys' and paralegals' fees) and expenses incurred by or charged to SMB: (a) to audit Borrower and the Collateral; (b) to correct any default or enforce any provision of this Agreement, any of the other Loan Documents and any guaranty of the Obligations, whether or not litigation is commenced; (c) in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale and/or advertising to sell the Collateral, whether or not a sale is consummated; (d) in collecting the Accounts and in collecting the Obligations, whether from Borrower, any guarantor or both; and (e) in structuring, drafting, reviewing, amending, defending or concerning this Agreement or any of the other Loan Documents.

               1.32 "Subordinating Creditor" means ZINDART LIMITED, a Hong Kong corporation.



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               1.33   "Subordinated Debt" means all of the indebtedness owed by
Borrower to any third parties, including the Subordinating Creditor, the repayment of which is subordinated to the repayment of the Obligations pursuant to the terms of a subordination agreement approved by SMB in its sole and absolute discretion.

               1.34 "Subordination Agreement" means that certain Subordination Agreement, dated as of May 12, 1999, among Subordinating Creditor, SMB, IBI and FFM.

               1.35 "Tangible Net Worth" means on a consolidated basis an amount equal to the Net Worth of Borrower increased by Subordinated Debt and decreased by the following: patents, licenses, leasehold improvements, goodwill, subscription lists, organization expenses, monies due from affiliates (including officers, directors and shareholders) and security deposits.

               1.36 "Working Capital" means on a consolidated basis the amount determined by subtracting the aggregate amount of Borrower's current liabilities from the aggregate amount of Borrower's current assets. Borrower's current liabilities and current assets shall be determined in accordance with GAAP consistently applied.

               1.37 Other Definitional Provisions. References to "Sections", "subsections", and "Exhibits" shall be to Sections, subsections, and Exhibits, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement; references to any person includes their respective permitted successors and assigns or people succeeding to the relevant functions of such persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

        2.     LOANS AND TERMS OF PAYMENT

               2.1 Advances. Upon the request of Borrower, made at any time and from time to time during the term of this Agreement, and so long as no Event of Default has occurred, SMB shall consider Borrower's requests for advances of up to seventy five percent (75%) of the net amount of Borrower's Eligible Accounts (the "net amount" of Eligible Accounts means the gross amount of said Eligible Accounts less actual returns, discounts (based upon the shortest or longest payment terms, as SMB may elect), credits, or allowances of any nature issued, owing, claimed by account debtors, granted or outstanding) based upon the most recent Borrowing Base Certificate submitted to SMB under this Agreement, less the amount of outstanding obligations owing to any third party with a security interest in any of the Collateral which is senior to the security interest of SMB in such Collateral; provided, however, that in no event shall SMB be obligated to consider Borrower's requests for advances to Borrower under this Section 2.1 whenever the aggregate amount of the then outstanding advances made pursuant to Sections 2.1



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(regardless of whether such advances were made to IBI or FFM) exceeds, or would exceed as a result of the requested advance, the Maximum Credit Line. Each requested advance shall be allocated to IBI and FFM based upon the amount of the Eligible Accounts each has assigned to SMB as collateral and the allocated portion of each advance shall be disbursed directly into their respective deposit accounts maintained with SMB. The Obligations arising pursuant to this
Section 2.1 shall be evidenced by the Note.

               2.2 Over Advances. All of the advances made pursuant to Sections 2.1 shall be added to and deemed part of the Obligations when made. If, at any time and for any reason, the amount of advances made pursuant to Sections
2.1 exceeds the percentage or dollar limitations set forth in that section, or if all of Borrower's Obligations, at any time and for any reason, exceed the Maximum Credit Line (an "Over Advance"), then Borrower, upon SMB's election and demand, shall immediately pay to SMB, in cash, the amount of such excess.

               2.3 Authorizations. SMB is hereby authorized to make the loan and the extensions of credit provided for in this Agreement based upon telephonic or other instructions and transaction reports received from any one of the authorized personnel of Borrower identified on Exhibit 2.3, or, at the discretion of SMB, if such extensions of credit are necessary to satisfy any Obligations of Borrower to SMB. Although SMB shall make a reasonable effort to determine the person's identity, SMB shall not be responsible for determining the exact identity of the person calling and SMB may act on the instructions of anyone it perceives to be one of the authorized personnel identified on Exhibit 2.3.

               2.4 Interest Rates. All Obligations owed by Borrower to SMB shall bear interest, on the average Daily Balance owing, at a rate two and one-half (2.50) percentage points above the Prime Rate (the "Governing Rate"). All Obligations owed by Borrower to SMB shall bear interest, from and after the occurrence of an Event of Default, and without constituting a waiver of any such Event of Default, on the average Daily Balance owing, at a rate five (5) percentage points above the Governing Rate. All interest chargeable under this Agreement shall be computed on the basis of a three hundred sixty (360) day year for actual days elapsed.

               2.5 Payment of Interest. The Prime Rate as of the date of this Agreement is seven and three quarters percent (7.75%) per annum. In the event that the Prime Rate published or announced, as appropriate, is from time to time hereafter changed, adjustment in the rate of interest payable by Borrower shall be made as of 12:01 a.m. on the day such change is published or announced. The minimum interest payable by Borrower under this Agreement shall in no event be less than Two Hundred Fifty and 00/100 Dollars ($250.00) for each month during the term of this Agreement. All interest payable by Borrower shall be due and payable on the first (1st) day of each calendar month during the term of this Agreement and SMB shall, at its option, charge such interest and any and all SMB Expenses to either IBI's account number 02-045-257 with SMB or FFM's account number ___________ with SMB, with the amount charged to each such account to be determined by SMB in its sole and reasonable discretion. If there are insufficient funds in such accounts, then SMB reserves the right to charge such interest and SMB Expenses to Borrower's loan account with SMB, which amounts shall thereupon constitute Obligations hereunder and shall thereafter accrue interest at the rate then provided under this Agreement.



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               2.6    Assignment of Accounts, Borrowing Base Certificates and
Collection Reports. Borrower shall deliver to SMB the following items as indicated below:

                      A. On the date Borrower requests the initial advance under this Agreement and on the twentieth (20th) day of each month, Borrower shall execute and deliver to SMB an assignment schedule which shall include an assignment of all Accounts which arose during the immediately preceding calendar month, and if requested by SMB, a copy of the sales journal(s) supporting each Account listed on the assignment schedule.

                      B. Concurrent with the execution of this Agreement by Borrower and on the tenth day of each calendar month, Borrower shall deliver to SMB a fully completed Borrowing Base Certificate certified by the Chief Executive Officer or Chief Financial Officer of Borrower as being true and correct as of the last day of the immediately preceding calendar month. Concurrent with the delivery of the Borrowing Base Certificate, Borrower shall provide a written report to SMB of all returns and all material disputes and claims. If Borrower fails to deliver to SMB the Borrowing Base Certificate on the date when due, then notwithstanding any of the provisions contained in
Section 2.1, or in any other Loan Document to the contrary, SMB shall not make any advances to Borrower until the Borrowing Base Certificate is delivered to SMB.

               2.7 Collections. Borrower shall collect all payments now or hereafter owing in connection with the Accounts and shall deposit such payments in IBI's account and FFM's account with SMB, as appropriate. SMB or SMB's designee may, at any time following the occurrence of an Event of Default and so long as such Event of Default has not been cured during any applicable cure period, if any, notify customers or account debtors of Borrower that the Accounts have been assigned to SMB and that SMB has a security interest therein, collect them directly, and charge the collection costs and expenses to Borrower's loan account. Borrower agrees that all payments received by Borrower in connection with the Accounts and any other Collateral shall be held in trust for SMB as SMB's trustee. The receipt of any wire transfer of funds, check, or other item of payment by SMB shall be applied to conditionally reduce Borrower's Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of SMB or unless and until such check or other item of payment is honored when presented for payment.

               2.8 Monthly Statements. SMB shall render monthly statements of the Obligations owing by Borrower to SMB, including statements of all principal, interest, and SMB Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and SMB unless, within thirty (30) days after receipt thereof by Borrower, Borrower shall deliver to SMB, by registered or certified mail, at SMB's address indicated in Section 14, written objection thereto specifying the error or errors, if any, contained in any such statement.



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               2.9    Loan Origination Fee. On the effective date of this
Agreement, Borrower shall pay to SMB a loan origination fee (the "Loan Origination Fee") equal to three eighths of one percent (0.375%) of the Maximum Credit Line. Payment of the Loan Origination Fee shall be made as of the due date by charging Borrower's account with the amount of the Loan Origination Fee. The Loan Origination Fee shall represent an unconditional payment to SMB in consideration of SMB's agreement to extend financial accommodations to Borrower pursuant to this Agreement and shall not reduce or be a deposit on account of the Obligations.

        3.     TERM AND PREPAYMENT

               3.1    Term.

                      A. This Agreement shall have a term commencing on the date hereof and concluding on May 1, 2000.

                      B. Notwithstanding such term, upon the occurrence of an Event of Default, SMB may terminate this Agreement without notice. In addition, should either SMB or Borrower become insolvent or is unable to meet its debts as they mature, then the other party shall have the right to terminate this Agreement at any time without notice. On the date of a termination by Borrower or SMB, all Obligations shall become immediately due and payable without notice or demand and shall be paid to SMB in cash or by a wire transfer of immediately available funds.

                      C. When SMB has received payment and performance in full of all Obligations (whether pursuant to this Section 3.1 or Section 3.2) and an acknowledgment from Borrower that it is no longer entitled to request any advances from SMB under this Agreement, SMB shall execute a termination of all security interests given by Borrower to SMB, upon the execution and delivery of mutual general releases by Borrower, any guarantor or surety of Borrower's Obligations, and SMB.

               3.2 Prepayment. Borrower may at any time, on three (3) business days prior written notice, prepay the Obligations and terminate this Agreement by paying to SMB in cash or by a wire transfer of immediately available federal funds, the Obligations. When prepaying the Obligations, Borrower shall also pay the interest accrued on the principal amount being prepaid to the date of such prepayment.

        4.     CREATION OF SECURITY INTEREST

               4.1 Grant of Security Interest. Borrower hereby grants to SMB a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations owed by Borrower to SMB and in order to secure prompt performance by Borrower of each and all of its covenants and obligations under this Agreement and otherwise created. SMB's security interest in the Collateral shall attach to all Collateral without further act on the part of SMB or Borrower. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall, immediately upon written request therefor from SMB, endorse and assign such Negotiable



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Collateral over to SMB and deliver actual physical possession of the Negotiable
Collateral to SMB.

               4.2 Right to Audit and Inspect. In order to verify the validity of any Borrowing Base Certificate, Borrower shall, upon the request of SMB, promptly furnish SMB with copies of Borrower's purchase orders, sales journals, invoices, chattel paper, customer's purchase orders, or the equivalent, and original shipping or delivery receipts for all Inventory purchased and goods sold, and Borrower shall warrant the genuineness thereof. In addition, SMB shall be entitled to conduct from time to time during the term of this Agreement audits of Borrower's Books, business operations and Inventory and to check and test the same as to quality, quantity, value and condition. Borrower shall reimburse SMB for all audit fees, expenses and costs incurred by SMB in connection with the first three (3) audits during each consecutive twelve
(12) month period following the date of this Agreement, as well as in connection with any audits conducted during a period that an Event of Default exists and is continuing hereunder, and the amount charged shall be deemed included in the "Obligations" when incurred. SMB shall be entitled to charge the appropriate Borrower's account maintained with Bank with the amount of any such fees, expenses and costs.

               4.3 Sale of Inventory. Until the occurrence of an Event of Default by Borrower under this Agreement, Borrower may, subject to the provisions hereof and consistent herewith, sell or lease the Inventory, but only in the ordinary course of Borrower's business. A sale or lease of Inventory in Borrower's ordinary course of business does not include an exchange or a transfer in partial or total satisfaction of a debt owing by Borrower, nor does it include an exchange for less than reasonably equivalent value.

               4.4 Continuation of Security Interest. Notwithstanding termination of this Agreement, until all Obligations, contingent or otherwise, have been fully repaid and performed, SMB shall retain its security interest in all presently owned and hereafter arising or acquired Collateral and Borrower shall continue to immediately deliver to SMB, in kind, all collections received respecting the Accounts.

               4.5 Perfection of Security Interest. Borrower shall execute and deliver to SMB, concurrent with Borrower's execution of this Agreement, and at any time or times hereafter at the reasonable request of SMB, all financing statements, continuation financing statements, security agreements, control agreements, assignments, endorsements, affidavits, reports, notices, schedules of accounts, letters of authority and all other documents that SMB may reasonably request, in form satisfactory to SMB, to perfect and maintain perfected SMB's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement.

               4.6 Access to Borrower's Books. SMB (through any of its officers, employees or agents) shall have the right, at any time or times hereafter upon one (1) business days' prior notice, during Borrower's usual business hours, or during the usual business hours of any third party having control over the records of Borrower, to inspect and verify Borrower's Books in order to verify the amount or condition of, or any other matter relating to, the Collateral and



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Borrower's financial condition. Upon the occurrence of an Event of Default and during the continuation thereof, no prior notice shall be required for SMB to conduct any such inspection.

               4.7 Power of Attorney. Borrower hereby irrevocably makes, constitutes and appoints SMB (and any of SMB's officers, employees or agents designated by SMB) as Borrower's true and lawful attorney with power:

                      A. Upon Borrower's failure or refusal to comply with its undertakings contained in Section 4.5, to sign the name of Borrower on any of the documents described in that section or on any other similar documents which need to be executed, recorded and/or filed in order to perfect or continue perfected SMB's security interest in the Collateral;

                      B. To endorse Borrower's name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into SMB's possession;

                      C. To sign Borrower's name on drafts against account debtors and on schedules and assignments of Accounts;

                      D. After the occurrence of an Event of Default and during the continuation thereof, to sign Borrower's name on collection notices to account debtors;

                      E. After the occurrence of an Event of Default and during the continuation thereof, to notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by SMB, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward, within two (2) business days of SMB's receipt thereof, all other mail to Borrower;

                      F.     To send requests for verification of Accounts; and

                      G. After the occurrence of an Event of Default and during the continuation thereof, to compromise and settle any and all Accounts and other obligations owing to Borrower, to enter into settlement agreements and mutual general releases on Borrower's behalf and to execute any notices, UCC termination statements, reconveyances or other documentation in connection with any such settlement.

               The appointment of SMB as Borrower's attorney, and each and every one of SMB's rights and powers, being coupled with an interest, are irrevocable so long as any Accounts in which SMB has a security interest remain unpaid and until all of the Obligations have been fully paid and performed. Neither SMB nor its employees, officers or agents shall be liable for any acts or omissions or for any error in judgment or mistake of fact or law made in good faith except for gross negligence or willful misconduct.

        5.     CONDITIONS PRECEDENT AND SUBSEQUENT.

               5.1 As conditions precedent to any advances by SMB hereunder or any other Loan Documents, Borrower shall execute and deliver, or cause to be executed and delivered, to SMB, in form and substance satisfactory to SMB and its counsel, the following:

                      A.     The Loan Documents.

                      B. Financing statements (form UCC-1) and fixture filings in form satisfactory for filing and recording with the appropriate governmental authorities.

                      C. Certified extracts from the minutes of the meetings of Borrower's board of directors authorizing the borrowings and the granting of the security interest provided for herein and authorizing specific officers to execute and deliver the agreements provided for herein.

                      D. A certified copy of Borrower's Articles of Incorporation and any amendments thereto, a certificate of good standing showing that Borrower is in good standing under the laws of the State of its incorporation and certificates indicating that Borrower has qualified to transact business and is in good standing in any other state in which the conduct of its business or its ownership of property requires that it be so qualified.

                      E. UCC searches, tax lien and litigation searches, fictitious business statement filings, insurance certificates, notices or other similar documents which SMB may require and in such form as SMB may require, in order to reflect, perfect or protect the priority of SMB's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement.

                      F. A fully completed Borrowing Base Certificate, dated as of the date of this Agreement, and certified as being true and correct by the Chief Executive Officer or Chief Financial Officer.

                      G. Evidence satisfactory to SMB that Borrower has obtained insurance policies or binders, with such insurers and in such amounts as may be acceptable to SMB, respecting the Inventory, Equipment and any other tangible personal property comprising the Collateral and naming SMB as a loss payee on a lender's loss payee endorsement acceptable to SMB in its sole discretion.

                      H. A subordination agreement, in a form acceptable to SMB in its sole discretion, duly executed and delivered by the Subordinating Creditor to SMB.

                      I. Evidence satisfactory to SMB, in its sole discretion, that Borrower has recorded fictitious business name statements in the appropriate governmental offices regarding all of the trade names used by Borrower in its business.

                      J. An executed counterpart of the Merger Agreement certified by an officer of IBI and FFM to be a true and correct counterpart of the Merger Agreement, including all amendments, modifications, exhibits and schedules thereto.

                      K. Evidence acceptable to SMB that IBI, FFM and Fast Forward have filed with the office of the California Secretary of State all of the documents and have paid all of the required fees which are necessary to complete the merger of FFM and Fast Forward, with FFM being the surviving entity, on terms and conditions acceptable to SMB, in its sole discretion.

                      L. An opinion of counsel for IBI and FFM addressed to SMB stating that the merger of FFM and Fast Forward pursuant to the Merger Agreement was in compliance with applicable law and has been consummated, IBI and FFM each has full corporate power and authority to enter into and perform the Loan Documents; each of the officers of IBI and FFM who executes and/or delivers any of the Loan Documents has been duly authorized to do so and each of them has the full corporate power and authority to perform such acts and to bind IBI and FFM (as appropriate) thereby; IBI's and FFM's execution and delivery of the Loan Documents will not result in a breach of any material agreement known to such counsel to which either IBI or FFM, or both, is a party; each of the Loan Documents is binding and enforceable against IBI and FFM in accordance with its terms, subject only to bankruptcy, insolvency, or other laws affecting the rights of creditors generally; provided, however, that such laws do not and will not materially impair, affect, or limit the rights and benefits granted to SMB under such documents; IBI and FFM each conducts its business in conformity with all applicable federal, state and local laws and regulations; all permits, notices, consents, and other actions necessary to complete the transactions contemplated by the Loan Documents have been obtained and taken; and such other and further matters which are customarily opined to by counsel for borrowers in connection with similar transactions.

                      M. A separate continuing guaranty of the Obligations of Borrower to SMB, in a form acceptable to SMB in its sole discretion, duly executed and delivered by each of the Guarantors, respectively. The guaranties shall not constitute an obligation of Guarantors owing to SMB unless and until Guarantors no longer beneficially own at least thirty percent (30%) of the issued and outstanding common stock of IBI as determined in accordance with the terms of the guaranties.

                      N. Evidence satisfactory to SMB, in its sole discretion, that the amount of the Subordinated Debt is not less than Two Million Dollars ($2,000,000).

                      O. A disbursement letter from Borrower authorizing and directing SMB to make the initial advances hereunder.

               5.2 Condition Subsequent. Notwithstanding any other provisions of this Agreement or any of the other Loan Documents to the contrary, and without affecting in any manner the rights of SMB under the other Sections of this Agreement, SMB shall not continue to make advances under Section 2.1 and SMB shall be entitled to immediately declare an Event of Default under this Agreement, if Borrower fails to deliver to SMB or fails to cause to be delivered to SMB the following items on or prior to the date corresponding to such items:

                      A. Within thirty (30) days following the date of this Agreement, evidence acceptable to SMB that FFM and Fast Forward have completed their merger, that FFM is the surviving entity in connection with such merger, that all consents, approvals and authorizations required in connection with such merger have been obtained, and that all required filings and registrations have been completed.

                      B. Within thirty (30) days following the written request of SMB, Borrower shall use its best efforts to obtain a separate waiver and consent by real property owner, containing terms and conditions acceptable to SMB in its sole discretion, for each facility where Collateral is located, executed by the owner of such facility and notarized for recording in the real estate records of the county where such facility is located. Failure to obtain any requested waiver and consent of real property owner despite the best efforts of Borrower shall not constitute an Event of Default.

        6. BORROWER'S REPRESENTATIONS AND WARRANTIES. Borrower makes the following representations and warranties which shall be deemed to be continuing representations and warranties until the Obligations have been repaid in full and this Agreement has been terminated:

               6.1    Existence and Rights.

                      A. The chief executive office of Borrower is at the address indicated in Section 14;

                      B. Borrower is a corporation duly organized and existing under the laws of the State of California and is qualified and licensed to do business and is in good standing in any state in which the conduct of its business or its ownership of property requires that it be so qualified;

                      C. Borrower has the right and power to enter into this Agreement and each of the other Loan Documents;

                      D. Borrower has the power, authority, rights and franchises to own its property and to carry on its business as now conducted;

                      E. Other than IBI's investment in FFM, Borrower has no investment in any other business entity.

               6.2 Agreement Authorized. The execution, delivery and performance by Borrower of this Agreement and each of the other Loan Documents:
(a) have been duly authorized and do not require the consent or approval of any governmental body or other regulatory authority; and (b) shall not constitute a breach of any provision contained in Borrower's Articles of Incorporation or Bylaws.

               6.3 Binding Agreement. This Agreement is the valid, binding and legally enforceable obligation of Borrower in accordance with its terms.

               6.4 No Conflict. The execution, delivery and performance by Borrower of this Agreement and each of the other Loan Documents: (a) shall not constitute an event of default under any agreement, indenture or undertakings to which Borrower is a party or by which it or any of its property may be bound or affected; (b) are not in contravention of or in conflict with any law or regulation; and (c) do not cause any lien, charge or other encumbrance to be created or imposed upon any such property by reason thereof other than the security interests granted to SMB in the Collateral.

               6.5 Litigation. Except as set forth on Exhibit 6.5, there are no actions or proceedings pending by or against Borrower or any guarantor of Borrower before any court or administrative agency, and Borrower has no knowledge or belief of any pending, threatened or imminent litigation, governmental investigations or claims, complaints, actions or prosecutions involving Borrower or any guarantor of Borrower, except for ongoing collection matters in which Borrower is the plaintiff and except as heretofore disclosed, in writing, to SMB. Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any governmental or regulatory authority.

               6.6 Financial Condition. All financial statements and information relating to Borrower which have been delivered by Borrower to SMB have been prepared in accordance with GAAP consistently applied, unless otherwise stated therein, and fairly and reasonably present Borrower's financial condition. There has been no material adverse change in the financial condition of Borrower since the date of the most recent of such financial statements submitted to SMB. Borrower has no knowledge of any liabilities, contingent or otherwise, which are not reflected in such financial statements and information, and Borrower has not entered into any special commitments or contracts which are not reflected in such financial statements or information which may have a materially adverse effect upon Borrower's financial condition, operations or business as now conducted.

               6.7 Tax Status. Borrower has no liability for any delinquent state, local or federal taxes.

               6.8 Title to Assets. Borrower has good title to its assets and the same are not subject to any liens or encumbrances other than those permitted by Section 6.11A.

               6.9 Trademarks and Patents. Borrower, as of the date hereof, possesses all necessary trademarks, trade names, copyrights, patents, patent rights and licenses to conduct its business as now operated, without any known conflict with the valid trademarks, trade names, copyrights, patents and license rights of others.

               6.10 Environmental Quality. Borrower has in the past and is currently in compliance with any and all federal, state and local statutes, laws and regulations concerning the preservation of the environment and the use and disposal of hazardous and toxic materials and substances. Borrower is not aware that it is under investigation by any state or federal agency designed to enforce any of such laws or regulations.

               6.11   Accounts and General Intangibles.

                      A. Borrower has good and marketable title to the Accounts and General Intangibles, free and clear of liens, claims, security interests, or encumbrances (except as held by SMB and Subordinating Creditor, and except as may be specifically consented to, in advance and in writing, by
SMB); at the time of their assignment to SMB the Accounts will be bona fide existing obligations created by the sale or lease of goods or the rendition of services to account debtors in the ordinary and usual course of business and will be owed to Borrower without any known defenses, disputes, offsets or counterclaims, or any rights of return or cancellation; Borrower shall have received no notice of actual or imminent bankruptcy or insolvency of any account debtor at the time the Account due from such account debtor is created; and in accordance with prudent credit policies, the account debtor shall be able to timely discharge all of its indebtedness to Borrower;

                      B. Borrower shall deliver to SMB, as SMB may from time to time reasonably require, original delivery receipts, customer's purchase orders, shipping instructions, bills of lading and other documentation respecting shipment arrangements. Absent such a request by SMB, copies of all such documentation shall be held by Borrower as custodian for SMB;

                      C. At the time each Eligible Account is assigned to SMB, such Eligible Account will be due and payable in accordance with the terms set forth in Section 1.9, or on such other terms approved, in writing, by SMB in advance of the creation of such Account, and such terms shall be expressly set forth on the face of the invoice for such Account. No Eligible Account will be past due at the time it is assigned to SMB.

               6.12   Inventory and Equipment.

                      A. The Inventory and Equipment are currently located only at the locations identified on Exhibit 6.12;

                      B. All Inventory is now and at all times hereafter shall be of good and merchantable quality, free from material defects;

                      C. Except as set forth on Exhibit 6.12, the Inventory and Equipment are and shall remain free from all liens, claims, encumbrances, and security interests (except as held by SMB, and except as may be specifically consented, in advance and in writing, by SMB and Subordinating Creditor);

                      D. Except as set forth on Exhibit 6.12, the Inventory is not now stored with a bailee, warehouseman or similar party; and

                      E. Borrower currently keeps correct and accurate records itemizing and describing the kind, type, quality and quantity of the Inventory, and its cost therefor.

               6.13 Year 2000 Compliance. Borrower has taken commercially reasonable steps and efforts to ensure that all computer software, computer hardware and firmware used by the Borrower is Year 2000 compliant, is designed to be used prior to, during and after the calendar year 2000 A.D. All such computer software, computer hardware and firmware used during each such time period will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as result of the date/time data, to the extent that all other information technology used in combination with the Borrower's computer software, properly exchanges date/time data with it.

               6.14 Sales for Resale. Borrower's sales for ultimate use, as opposed to sales for resale, as of the date of this Agreement and for the twelve
(12) months preceding said date, did not equal or exceed twenty-five percent (25%) in dollar volume of Borrower's total sales. During each month of the term of this Agreement, Borrower's sales for ultimate use shall not equal or exceed twenty-five percent (25%) in dollar volume of Borrower's total sales in said month.

        7. BORROWER'S AFFIRMATIVE COVENANTS. Borrower covenants and agrees that until the Obligations have been repaid in full and this Agreement has been terminated, unless SMB shall otherwise consent in writing, Borrower shall do all of the following:

               7.1 Assignment Schedules and Invoices. On the twentieth (20th) day of each month during the term of this Agreement, Borrower shall deliver to SMB an assignment schedule of all Accounts created by Borrower since the delivery of the immediately preceding assignment schedule required hereunder. In addition, upon the request of SMB, Borrower shall deliver to SMB copies of invoices evidencing sales by Borrower and shipping evidence and proofs of delivery relating thereto.

               7.2 Rights and Facilities. Borrower shall maintain and preserve all rights, franchises and other authority adequate for the conduct of its business. Borrower shall also maintain its properties, equipment and facilities in good order and repair and conduct its business in an orderly manner without voluntary interruption and maintain and preserve its existence, other than as permitted hereunder.

               7.3 Location of Inventory and Equipment. The Inventory and Equipment shall be located only at locations listed on Exhibit 6.12 or such other locations as shall have been approved by SMB, which approval shall not be unreasonably withheld.

               7.4 Inventory Records. Borrower shall keep correct and accurate records itemizing and describing the kind, type, quality and quantity of the Inventory, and its cost therefor, and, upon the reasonable request of SMB, shall be available to any of SMB's officers, agents and employees for inspection and copying during Borrower's normal business hours or the normal business hours of any third party maintaining custody of such Inventory and records.

               7.5 Insurance. Borrower, at its expense, shall keep and maintain its Inventory and Equipment insured against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks ordinarily insured against by other owners who use such properties in similar businesses for the full insurable value thereof. Borrower shall deliver to SMB certified copies of such policies of insurance and evidence of the payments of all premiums therefor. Borrower shall also keep and maintain business interruption, public liability, and property damage insurance relating to Borrower's ownership and use of the Inventory, Equipment and its other assets. All such policies of insurance shall be in such form, with such companies, and in such amounts as may be satisfactory to SMB. All such policies of insurance (except those of public liability and property damage) shall contain an endorsement in a form satisfactory to SMB showing SMB as a loss payee thereof, and all proceeds payable thereunder shall be payable to SMB and, upon receipt by SMB, shall be applied on account of the Obligations owing to SMB. To secure the payment of the Obligations, Borrower grants SMB a security interest in and to all such policies of insurance (except those of public liability and property damage) and the proceeds thereof, and Borrower shall direct all insurers under such policies of insurance to pay all proceeds thereof directly to SMB.

               7.6 Notice of Litigation. If at any time during the term of this Agreement any litigation, governmental investigations or claims, complaints, actions or prosecutions involving Borrower or, to Borrower's knowledge, any guarantor of Borrower shall be commenced or threatened which involve claims against Borrower or the guarantor for an amount, either individually or when added to other pending claims, in excess of $25,000, Borrower shall promptly notify SMB in writing of such event.

               7.7    Submission of Records and Reports.

                      A. Borrower shall execute and deliver to SMB by the fifteenth (15th) day of each month during the term of this Agreement, each certified by the Chief Executive Officer or Chief Operating Officer of Borrower as being true and correct, a current detailed aging, by total and by customer, of Borrower's Accounts;

                      B. Borrower shall promptly supply SMB with such other information concerning its affairs as SMB may reasonably request from time to time hereafter, and shall promptly notify SMB of any material adverse change in Borrower's financial condition and of any condition or event which constitutes a breach of, or an event which constitutes an Event of Default under, this Agreement.

               7.8 Taxes. All assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against Borrower or any of its property shall be paid in full, before delinquency or before the expiration of any extension period unless the same is being contested in good faith and Borrower has established adequate reserves, in accordance with GAAP, for such contested taxes. Borrower shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of it by law, unless the same is being contested in good faith and Borrower has established adequate reserves, in accordance with GAAP, for such contested items, and will execute and deliver to SMB, on demand, appropriate certificates attesting to the payment or deposit thereof. Borrower will make timely payment or deposit of all F.I.C.A. payments and withholding taxes required of it by applicable laws, unless the same is being contested in good faith and Borrower has established adequate reserves, in accordance with GAAP, for such contested items, and will, upon request, furnish SMB with proof satisfactory to SMB indicating that Borrower has made such payments or deposits.

               7.9    Financial Statements.

                      A. Borrower shall maintain a standard and modern system of accounting in accordance with GAAP consistently applied with ledger and account cards and/or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as may from time to time be reasonably requested by SMB. Borrower shall not modify or change its method of accounting or enter into, modify or terminate any agreement presently existing, or at any time hereafter entered into with any third party accounting firm and/or service bureau for the preparation and/or storage of Borrower's accounting records without said accounting firm and/or service bureau agreeing to provide to SMB information regarding the Collateral and Borrower's financial condition. Borrower agrees to permit SMB and any of its employees, officers or agents, upon demand, during Borrower's usual business hours, or the usual business hours of third persons having control thereof, to have access to and examine all of Borrower's Books relating to the Collateral, the Obligations, Borrower's financial condition and the results of Borrower's operations, and, in connection therewith, permit SMB or any of its agents, employees or officers to copy and make extracts therefrom.

                      B. For each of Borrower's fiscal years during the term of this Agreement, Borrower shall deliver to SMB:

                             (i)    within thirty (30) days after the end of
each month, other than the end of a fiscal quarter and in that case within forty five (45) days, a company prepared statement of the financial condition of Borrower for such monthly period, including, but not limited to, a balance sheet, a profit and loss statement, and a cash flow statement, and any other report requested by SMB relating to the Collateral and the financial condition of Borrower, and a certificate signed by the Chief Executive Officer or Chief Operating Officer of Borrower, to the effect that all statements and reports delivered or caused to be delivered to SMB under this subsection, fairly and thoroughly present the financial condition of Borrower;

                             (ii)   within sixty (60) days after the end of the
first three (3) fiscal quarters of each of Borrower's fiscal years, a company prepared statement of the financial condition of Borrower for each such quarterly period, on a consolidated and consolidating basis, including, but not limited to, a balance sheet, a profit and loss statement, and a cash flow statement, a copy of the 10Q statement filed with the Securities and Exchange Commission, and any other report requested by SMB relating to the Collateral and the financial condition of Borrower, and a certificate signed by the Chief Executive Officer or Chief Operating Officer of Borrower, to the effect that all reports, statements, computer disc or tape files, printouts, runs, or other computer prepared information of any kind or nature relating to the foregoing or documents delivered or caused to be delivered to SMB under this subsection, fairly and thoroughly present the financial condition of Borrower.

                             (iii)  within ninety (90) days after the end of
each of Borrower's fiscal years, an audited statement of the financial condition of Borrower for such fiscal year, on a consolidated and consolidating basis, prepared by independent certified public accountants acceptable to SMB, including, but not limited to, a balance sheet, a profit and loss statement, and a cash flow statement, a copy of the 10K statement filed with the Securities and Exchange

Commission for such period and any other report requested by SMB relating to the Collateral and the financial condition of Borrower, and a certificate signed by the Chief Executive Officer or Chief Operating Officer of Borrower, to the effect that all reports, statements, computer disc or tape files, printouts, runs, or other computer prepared information of any kind or nature relating to the foregoing or documents delivered or caused to be delivered to SMB under this subsection, fairly and thoroughly present the financial condition of Borrower.

               7.10 Financial Covenants. Borrower shall be in compliance with the following financial covenants which shall be measured on a quarterly basis:

                      A. A Debt to Tangible Effective Net Worth Ratio of not more than the following:

                             Time Period                                        Maximum Ratio
                             -----------                                        -------------
                             As of June 30, 1999                                1.85 to 1.0

                             As of September 30, 1999                           2.35 to 1.0

                             As of December 31, 1999                            1.80 to 1.0

                             As of March 31, 2000                               1.80 to 1.0

                      B.     Working Capital of not less than the following:

                             Time Period                                        Minimum Amount
                             -----------                                        --------------
                             As of June 30, 1999                                  $  500,000

                             As of September 30, 1999                             $1,300,000

                             As of  December 31, 1999                             $1,500,000

                             As of March 31, 2000                                 $  500,000

                      C.     Tangible Net Worth of not less than the following:

                             Time Period                                        Minimum Amount
                             -----------                                        --------------
                             As of June 30, 1999                                  $4,400,000

                             As of September 30, 1999                             $4,700,000

                             As of December 31, 1999                            $5,100,000

                             As of March 31, 2000                               $4,500,000

               7.11 Payment of Debts. Borrower shall be at all times hereafter solvent and able to pay its debts (including trade debts) as they mature.

               7.12 Compliance with Environmental Laws. Borrower shall comply in all material respects with any and all federal, state and local statutes, laws and regulations concerning the preservation of the environment and the use and disposal of hazardous and toxic materials and substances.

               7.13 Reimbursement for SMB Expenses. Upon the demand of SMB, Borrower shall immediately reimburse SMB for all sums expended by SMB which constitute SMB Expenses, and Borrower hereby authorizes and approves all advances and payments by SMB for items constituting SMB Expenses.

        8. BORROWER'S NEGATIVE COVENANTS. Borrower covenants and agrees that until the Obligations have been repaid in full and this Agreement has been terminated, unless SMB shall otherwise consent in writing, Borrower shall not do any of the following:

               8.1 Relocate of Chief Executive Office. Borrower will not, without thirty (30) days prior written notification to SMB, relocate its chief executive office.

               8.2 Agreements with Account Debtors. After an Event of Default and during the continuation thereof, no discount, credit or allowance shall be granted by Borrower to any account debtor and no return of merchandise shall be accepted by Borrower without SMB's consent. SMB may, after an Event of Default and during the continuation thereof, settle or adjust disputes and claims directly with account debtors for amounts and upon terms which SMB considers advisable, and in such cases, SMB will credit Borrower's account with only the net amounts received by SMB in payment of such disputed Accounts, after deducting all SMB Expenses incurred or expended in connection therewith.

               8.3 Storage of Inventory. The Inventory shall not at any time or times hereafter be stored with a bailee, warehouseman or similar party without SMB's prior written consent, and, in such event, Borrower will, concurrent therewith, cause any such bailee, warehouseman or similar party to issue and deliver to SMB, in a form acceptable to SMB, warehouse receipts in SMB's name evidencing the storage of the Inventory.

               8.4 Business Structure and Operations. Borrower shall not, without SMB's prior written consent:

                      A. Sell, lease, or otherwise dispose of, move, relocate (except in connection with a relocation of Borrower's business facility) or transfer, whether by sale or otherwise, any of Borrower's assets, except sales of Inventory in the ordinary and usual course of Borrower's business as presently conducted or disposition of obsolete equipment;

                      B. Change Borrower's name or form of entity, or add any new fictitious name;

                      C. Acquire, merge or consolidate with or into any other business organization other than a merger of FFM and IBI;

                      D. Enter into any transaction not in the ordinary and usual course of Borrower's business;

                      E. Guarantee or otherwise become in any way liable with respect to the obligations of any third party except by endorsement of instruments or items of payment for deposit to the general account of Borrower or which are transmitted or turned over to SMB;

                      F. Make any change in the Borrower's financial structure or in any of its business objectives, purposes or operations which could adversely affect the ability of Borrower to repay the Obligations;

                      G. Other than the Subordinated Debt, incur any debts outside the ordinary and usual course of Borrower's business;

                      H. Make any advance or loan to any person or entity during the term of this Agreement other than to an employee, director or officer of Borrower, or a related party, which individually does not exceed Twenty Five Thousand Dollars ($25,000) or in the aggregate with all other outstanding advances or loans does not exceed One Hundred Fifty Thousand Dollars ($150,000);

                      I. Prepay any existing indebtedness owing to any third party except as permitted under the Subordination Agreement;

                      J. Make any distribution or declare or pay any dividends (in cash or in stock) on, or purchase, acquire, redeem or retire any of its capital stock, of any class, whether now or hereafter outstanding;

                      K. Make any plant or fixed SMB expenditure, or any commitment therefor, in any fiscal year, in an aggregate amount in excess of Three Hundred Thousand Dollars ($300,000);

                      L. Cause the Subordinated Debt to be less than Two Million and 00/100 Dollars ($2,000,000.00); provided, however, that so long as there are no outstanding Obligations and no existing Event of Default, the Subordinated Debt may be reduced to less than Two Million and 00/100 Dollars ($2,000,000.00);

                      M.     Suspend or go out of business.

               8.5    ERISA.

                      A. Borrower shall not withdraw from participation in, permit the termination or partial termination of, or permit the occurrence of any other event with respect to any deferred compensation plan maintained for the benefit of Borrower's employees under circumstances that could result in liability to the Pension Benefit Guaranty Corporation, or any of its successors or assigns, or to any entity which provides funds for such deferred compensation plan.

                      B. Borrower shall not withdraw from any multi-employer plan described in Section 4001(a)(3) of ERISA which covers Borrower's employees.

        9. EVENTS OF DEFAULT. Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

               9.1 Failure to Pay Obligations. If Borrower fails to pay when due and payable or when declared due and payable all or any portion of the Obligations owing to SMB (whether of principal, taxes, reimbursement of SMB Expenses, or otherwise);

               9.2 Failure to Perform. If Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant, agreement, warranty or representation contained in this Agreement, in any of the other Loan Documents, or in any other present or future agreement between Borrower and SMB and such failure has a materially adverse effect on the Collateral or the business operations of Borrower;

               9.3 Inaccurate Information. If any representation, statement, report, or certificate made or delivered by Borrower, or any of its officers, employees or agents, to SMB is not true and correct in any material respect, including, but not limited to, any Borrowing Base Certificate delivered to SMB pursuant to this Agreement;

               9.4 Third Party Claim. If all or a material portion of Borrower's assets are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any Judicial Officer or Assignee;

               9.5 Impairment. If there is a material impairment of the prospect of repayment of all or any portion of the Obligations owing to SMB or a material impairment of the value or priority of SMB's security interests in the Collateral;

               9.6 Voluntary Insolvency Proceeding. If an Insolvency Proceeding is commenced by Borrower;

               9.7 Involuntary Insolvency Proceeding. If an Insolvency Proceeding is commenced against Borrower;

               9.8 Interruption of Business. If Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

               9.9 Governmental Lien. If a notice of lien, levy or assessment is filed of record with respect to all or a material portion of Borrower's assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, or if any tax or debt owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon all or a material portion of the Borrower's assets and the same is not paid on the payment date thereof unless such is being contested in good faith and Borrower has established adequate reserves for such item in accordance with GAAP;

               9.10 Liens. If a judgment or other claim becomes a lien or encumbrance upon all or a material portion of Borrower's assets;

               9.11 Default in Agreement with Third Party. If there is a default in any loan agreement, mortgage, indenture or other agreement to which Borrower is a party with third parties and SMB determines that such default shall have a materially adverse effect on Borrower's business or the prospects for repayment of the Obligations;

               9.12 Payment on Subordinated Debt. If Borrower makes any payment on the Subordinated Debt in violation of the applicable Subordination Agreement;

               9.13 Misrepresentation. If any misrepresentation exists now or hereafter in any warranty or representation made to SMB by Borrower or any officer or director of Borrower, or if any material warranty or representation is withdrawn by Borrower or by any officer or director of Borrower;

               9.14 Reportable Event Under ERISA. If any reportable event, which SMB determines will have a material adverse effect on the financial condition of Borrower or which SMB determines constitutes grounds for the termination of any deferred compensation plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Borrower by SMB, or any such Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate United States District Court to administer any such plan, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any plan and in case of any event described in this Section 9.14, the aggregate amount of the Borrower's liability to the Pension Benefit Guaranty Corporation under Sections 4062, 4063 or 4064 of ERISA shall exceed five percent (5%) of Borrower's Tangible Net Worth; or

               9.15 Withdrawal from Multi-Employer Plan. Borrower shall have withdrawn from a multi-employer plan described in Section 4001(a)(3) of ERISA and incurs withdrawal liability as a result thereof.

               9.16   Cure Periods. Notwithstanding anything contained in this
Section 9 to the contrary, SMB shall refrain from exercising its rights and remedies and an Event of Default shall not be deemed to have occurred by reason of the occurrence of: (i) an event set forth in Section 9.7 if, within ninety
(90) calendar days from the date thereof, the same is discharged or dismissed, or (ii) any of the events set forth in Sections 9.4 or 9.10 if, within ten (10) calendar days from the date thereof, the same is released, discharged, dismissed, bonded against or satisfied; provided, however, if the event is the institution of Insolvency Proceedings against Borrower, SMB shall not be obligated to make advances to Borrower during such cure period.

        10.    SMB'S RIGHTS AND REMEDIES

               10.1 Remedies. Upon the occurrence of an Event of Default by Borrower under this Agreement, SMB may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                      A. Declare all Obligations, whether arising pursuant to this Agreement or otherwise, immediately due and payable;

                      B. Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and SMB;

                      C. Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of SMB, but without affecting SMB's rights and security interest in the Collateral and without affecting the Obligations owing by Borrower to SMB;

                      D. SMB or SMB's designee may notify customers, account debtors or lessees of Borrower that the Accounts have been assigned to SMB and that SMB has a security interest therein, collect them directly, and charge the collection costs and expenses to Borrower's loan account;

                      E. Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as SMB considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if SMB so requires, and to make the Collateral available to SMB as SMB may designate. Borrower authorizes SMB to enter the premises where the Collateral is located, take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any encumbrance, charge or lien which in the opinion of SMB appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith;

                      F. SMB is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral and Borrower's rights under all licenses, and all franchise agreements shall inure to SMB's benefit;

                      G. Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and sell (in the manner provided for herein) the Collateral;

                      H. Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms. It is not necessary that the Collateral be present at any such sale;

                      I. In connection with any such sale, the standard of commercial reasonableness will be deemed satisfied if SMB does the following:

                             (i)    Location of Sale(s). The sale(s) may be
conducted at Borrower's premises, SMB's premises, the premises of any third party located in or adjacent to any county in which any of the Collateral is located, or any other location which SMB believes is reasonably convenient to potential purchasers. The selection of any such location(s) shall be in the sole and absolute discretion of SMB.

                             (ii)   Notice of Sale. SMB shall give notice of the
disposition of the Collateral as follows:

                                    (a)    SMB shall give Borrower and each
holder of a security interest in the Collateral who has filed with SMB a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made;

                                    (b)    The notice shall be personally
delivered or mailed, postage prepaid, to Borrower as provided in Section 14, at least ten (10) calendar days before the date fixed for the sale, or at least ten
(10) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to SMB;

                                    (c)    If the sale is to be a public sale,
SMB shall also give notice of the time and place by publishing a notice one time at least ten (10) calendar days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

                      J.     SMB may credit bid and purchase at any public sale;

                      K. Borrower shall pay all SMB Expenses incurred in connection with SMB's enforcement and exercise of any of its rights and remedies as herein provided, whether or not suit is commenced by SMB;

                      L. Any deficiency which exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third parties, to Borrower by SMB.

               10.2 Cumulative Rights. SMB's rights and remedies under this Agreement and all other agreements shall be cumulative. SMB shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by SMB of one right or remedy shall be deemed an election, and no waiver by SMB of any default on Borrower's part shall be deemed a continuing waiver. No delay by SMB shall constitute a waiver, election or acquiescence by it.

        11. TAXES AND EXPENSES REGARDING THE COLLATERAL. If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or otherwise) due to third persons or entities, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then SMB may, to the extent that it determines in its sole discretion that such failure by Borrower could have a material adverse change on SMB's interests in the Collateral, in its discretion and with prior notice to Borrower (unless SMB has determined, in its sole and good faith determination that the delay caused by giving notice to Borrower could have a materially adverse effect on the rights of SMB, in which case, no notice to Borrower shall be required),
(i) make payment of the same or any part thereof; (ii) set up such reserves in Borrower's loan account as SMB deems necessary to protect SMB from the exposure created by such failure; or (iii) both. Any amounts paid or deposited by SMB shall constitute SMB Expenses, shall be immediately charged to Borrower's loan account and become additional Obligations owing to SMB, shall bear interest at the applicable rate set forth in Section 2.4, and shall be secured by the Collateral. Any payments made by SMB shall not constitute: (i) an agreement by SMB to make similar payments in the future, or (ii) a waiver by SMB of any Event of Default under this Agreement. SMB need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or lien, and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

        12.    WAIVERS

               12.1 Application of Payments. Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by SMB on account of any Obligations owed by Borrower to SMB, and Borrower agrees that SMB shall have the continuing exclusive right to apply and reapply such payments in any manner as SMB may deem advisable, notwithstanding any entry by SMB upon its books.

               12.2 Demand, Protest, Default, Etc. Except as otherwise provided herein, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, documents, instruments, chattel paper, and guarantees at any time held by SMB on which Borrower may in any way be liable.

               12.3 Maintenance of Collateral. So long as SMB complies with its obligations, if any, under Section 9207 of the Code, SMB shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Inventory and/or Equipment; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or
(d) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever. All risk or loss, damage or destruction of the Inventory and Equipment shall be borne by Borrower.

               12.4 Confidential Relationship. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm and/or service bureau in connection with any information requested by SMB pursuant to or in accordance with this Agreement, and agrees that SMB may contact directly any such accounting firm and/or service bureau in order to obtain such information.

        13. SURETY WAIVERS. In the event IBI or FFM or both are deemed to be guarantors of all or a portion of the Obligations, then IBI and FFM each agrees as follows:

               13.1   SMB's Direct Rights.

                      A. Guaranty of Payment. Borrower guaranties payment and performance of any such Obligations, not merely collection. In the event that payment or performance of any of the Obligations is not made in a timely manner, SMB may enforce its rights, without first seeking to obtain payment or performance from or without resorting to (i) Borrower for the Obligations (meaning that SMB may delay, in SMB's sole and complete discretion, in the exercise of rights against Borrower); (ii) any other guarantor; (iii) any collateral SMB may hold as security for the Obligations; or (iv) any other remedy or right that SMB may have.

                      B. Waiver of Priority of Collection. Borrower waives any rights it may have to require SMB to proceed against any other party or to pursue any other remedy in SMB's power which Borrower could not pursue which would lighten Borrower's burden, as guarantor. In addition, Borrower waives any right it may have to benefit from every security which now or hereafter exists for the performance of the Obligations or for the performance of any other guarantor's obligations owing to SMB. If SMB decides to proceed first to exercise any other remedy or right, or to proceed against another person or any collateral, SMB retains any and all of it's rights created under this Section.

               13.2 Continuing Guaranty and Revocation. If Borrower is deemed a guarantor of all or any portion of the Obligations, then such guaranty shall apply to all such Obligations, including existing Obligations as well as all future Obligations. Borrower shall also guaranty all future liability under successive transactions which either continue such Obligations or from time to time renew some or all of them after having been satisfied and, to that extent, the guaranty of Borrower shall be continuing in nature. Borrower may not terminate or revoke such guaranty. Borrower irrevocably waives any right it has, including any rights under California Civil Code Section 2815, to terminate or revoke the continuing nature of its guaranty and its application to any Obligations arising after any attempt to terminate such guaranty.

               13.3 No Notice Required. Borrower, as guarantor, will not be released or exonerated from it's obligations as guarantor if Borrower, as guarantor, is not notified by SMB of these events: (i) the failure of SMB to receive timely payment of any amount owed under any of the Loan Documents or to receive payment or performance of any of the other Obligations; (ii) any failure of any third party to perform any other Obligation under any of the Loan Documents; (iii) any adverse change in the financial condition or business of any party obligated in connection with any of the Obligations; and (iv) all other notices to which Borrower, as guarantor, might be entitled.

               13.4 Additional Waivers. Borrower, as guarantor, waives any right it may have to require any of the following acts: demand; presentment; diligence; protest; notice of dishonor; and any other notice to which it may be entitled.

               13.5 No Release. SMB may do or suffer any of the following, by action or inaction, without releasing or exonerating Borrower, as guarantor, from its responsibility to pay or perform any of the Obligations (and SMB need not notify Borrower, as guarantor of any of the following): (i) renew, extend, rearrange, alter, impair, suspend or otherwise modify any of the Obligations or any of the rights or remedies of SMB under the Loan Documents; (ii) release Borrower or any other guarantor from any of the Obligations; (iii) sell, release, subordinate, impair, suspend, waive or otherwise fail to obtain, perfect or realize upon (or continue the perfection of) a security interest in any collateral for any of the Obligations or any other guaranty of the Obligations; (iv) exercise SMB's rights in any Collateral for any of the Obligations or any other collateral for any other guaranty of the Obligations in any order that SMB may elect in its sole discretion; (v) advance additional funds to or for the benefit of Borrower, as borrower; (vi) foreclose on any Collateral for the Obligations, or any portion thereof (including the collateral provided under a deed of trust) or a guaranty of the Obligations, or any portion thereof in a manner that diminishes, impairs or precludes the right of Borrower, as guarantor, to enjoy any rights of subrogation against any other guarantor or third person, or to obtain reimbursement, performance, or indemnification for payment or performance under this Agreement (in this connection, Borrower, as guarantor, waives any rights and defenses arising out of an election of remedies by SMB, even though that election of remedies, such as nonjudicial foreclosure with respect to security for the Obligations or any other guaranty, has destroyed Borrower's rights, as guarantor, of subrogation and reimbursement against any other guarantor or third person by operation of law and, in addition, Borrower, as guarantor, waives any defenses arising under Uniform Commercial Code Sections 1103 and 9501 et seq.); (vii) permit or suffer the impairment of any of the Obligations in a case under the Bankruptcy Code by or against Borrower; (viii) permit or suffer the creation of secured or unsecured credit or debt under Bankruptcy Code Section 364 in a case involving any of the Obligations; (ix) permit or suffer the disallowance, avoidance or subordination of any of the Obligations or Collateral; (x) fail to exercise any right or remedy SMB may have with respect to the payment or performance of, any of the Loan Documents or any of the Obligations; or (xi) fail to obtain a guaranty, other assurance of payment, or credit enhancement from any other person.

               13.6 Waiver of Subrogation, Reimbursement, Performance and Indemnification. Borrower, as guarantor, permanently waives and shall not seek to exercise any of the following rights that it may have against any other guarantor, third person or any collateral provided by any other guarantor or third person for any amounts paid by Borrower, as guarantor, or acts performed by Borrower, as guarantor, of any of the Obligations: (i) all rights that Borrower, as guarantor, may have upon satisfying the Obligations, or any portion thereof, to enforce any remedies which SMB then has against any other guarantor or third person to contribute to the amount paid by Borrower, as guarantor; (ii) all rights that Borrower, as guarantor, may have to the benefit of any security for the performance of the Obligations or the performance by any other guarantor or third person of the Obligations; (iii) all rights of reimbursement for the amounts paid by Borrower, as guarantor, in connection with the Obligations (including costs and expenses); (iv) any right to compel any guarantor or other third person to perform the Obligations when due; or (v) all rights of indemnification from any other guarantor or any other third party.

               13.7 No Marshaling. SMB has no obligation to marshal any assets in favor of Borrower, as guarantor, or against or in payment of: (i) any of the Obligations, or (ii) any other obligation owed to SMB by any other guarantor or any third party.

        14. NOTICES. Unless otherwise specifically provided herein, all notices and service of any process shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if confirmed and if transmitted on a Business Day before 4:00 p.m. (Los Angeles time) or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two days after delivery to such courier properly addressed; or (d) if by U.S. Mail, four Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

               If to Borrower:    Intervisual Books, Inc. and/or
                                  FFM Acquisition Corp.
                                  2716 Ocean Park Boulevard, Suite 2020
                                  Santa Monica, California 90405
                                  Attn: Dan Reavis, Executive Vice President
                                  Telecopier Number (310) 396-9849

               If to SMB:         Santa Moncia Bank
                                  1324 Fifth Street
                                  P.O. Box 1075
                                  Santa Monica, California 90406-1075
                                  Attn: Sam Kunianski, Executive Vice President
                                  Telecopier Number (310) 917-6534

               The parties hereto may change the address at which they are to receive notices and the telecopier number at which they are to receive telecopies hereunder, by notice in writing in the foregoing manner given to the other.

        15. DESTRUCTION OF BORROWER'S DOCUMENTS. Any documents, schedules, invoices or other papers delivered to SMB may be destroyed or otherwise disposed of by SMB four (4) months after they are delivered to or received by SMB, unless Borrower requests, in writing, the return of the said documents, schedules, invoices or other papers and makes arrangements, at Borrower's expense, for their return.

        16. CHOICE OF LAW. The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder and concerning the Collateral, shall be determined under, governed by, and construed in accordance with the laws of the State of California. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the state and federal courts located in the County of Los Angeles, State of California. Borrower waives any right it may have to assert the doctrine of forum non conveniens or to object to such venue and hereby consents to any court ordered relief.

        17.    GENERAL PROVISIONS

               17.1 Representations and Warranties Repeated. Each representation, warranty and agreement contained in this Agreement shall be automatically deemed repeated with each advance and shall be conclusively presumed to have been relied on by SMB regardless of any investigation made or information possessed by SMB. The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Borrower shall give, or cause to be given, to SMB, either now or hereafter.

               17.2 Binding Agreement. This Agreement shall be binding and deemed effective when executed by Borrower and accepted and executed by SMB.

               17.3 Right to Grant Participations. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights hereunder without SMB's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by SMB shall release Borrower from its Obligations to SMB. SMB may assign this Agreement and its rights and duties hereunder. SMB reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, SMB's rights and benefits hereunder. In connection therewith, SMB may disclose all documents and information which SMB now or hereafter may have relating to Borrower or Borrower's business.

               17.4 Indemnification. In consideration of the execution and delivery of this Agreement and the extension of financial accommodations by SMB to Borrower pursuant to this Agreement, Borrower agrees to indemnify, save, exonerate, and hold SMB, and each of the officers, directors, employees and agents of SMB (herein collectively called the "Indemnitees" and individually called an "Indemnitee") free and harmless from and against any and all actions, claims, causes of action, suits, losses, liabilities, damages, and expenses, including, without limitation, reasonable attorneys' fees (including allocated costs for in-house legal services provided and attorneys' fees in all bankruptcy proceedings) and disbursements (herein collectively called the "Indemnified Liabilities"), which may be incurred by or asserted against the Indemnitees or any Indemnitee as a result of, or arising out of, or relating to, or in connection with, any investigation, litigation, or proceeding related to any use made or proposed to be made by Borrower of the proceeds of any advance or loan made hereunder, or the consummation of the transactions contemplated hereby, whether or not any such Indemnitee is a party thereto, and, if and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities as is permissible under applicable law.

                      If any action, suit, or proceeding arising from any of the foregoing is brought against SMB, or any Indemnitee or affiliate of an Indemnitee indemnified or intended to be indemnified pursuant to this Section 17.4, Borrower, to the extent and in the manner directed by the Indemnitee or intended Indemnitee, shall resist and defend such action, suit, or proceeding or cause the same to be resisted and defended by counsel designated by Borrower (which counsel shall be reasonably satisfactory to the Indemnitee or intended Indemnitee). Each Indemnitee shall use its best efforts to cooperate in the defense of any such action, writ, or proceeding. Borrower shall have no obligation to any Indemnitee under this Section 17.4 to the extent that the Indemnified Liabilities resulted from the gross negligence or willful misconduct on the part of any Indemnitee. The Obligations of Borrower under this Section
17.4 shall survive the termination of this Agreement and the discharge of the Borrower's other Obligations hereunder.

               17.5 Section Headings. Section headings and section numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

               17.6 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against SMB or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

               17.7 Severability. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

               17.8 Modification and Merger. This Agreement cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties and negotiations, if any, are merged into this Agreement.

               17.9 Supersedure and Release. This Agreement supercedes and replaces any and all prior written and oral agreements providing for the extension of credit by SMB to Borrower. Any such prior agreements shall be of no further force or effect. In this connection, Borrower, for itself and its agents, servants, employees, shareholders, subsidiaries, officers, directors, heirs, executors, administrators, agents, successors and assigns forever releases and discharges SMB and its respective agents, servants, employees, accountants, attorneys, shareholders, subsidiaries, officers, directors, heirs, executors, administrators, successors and assigns from any and all claims, demands, liabilities, accounts, obligations, costs, expenses, liens, actions, causes of action, rights to indemnity (legal or equitable), rights to subrogation, rights to contribution and remedies of any nature whatsoever, known or unknown, which Borrower had, now has, or has acquired, individually or jointly, at any time prior to the date of the execution of this Agreement. Borrower acknowledges that there is a risk that subsequent to the execution of this Agreement it may incur or suffer losses, damages or injuries which are in



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some way caused by the transactions which occurred prior to the date of this
Agreement, but which are unknown and unanticipated at the time this Agreement is executed. Borrower hereby assumes the above mentioned risks and agree that this Agreement shall apply to all unknown or unanticipated results of the transactions and occurrences described herein, as well as those known and anticipated, and upon advice of counsel, Borrower hereby knowingly waive any and all rights and protections under California Civil Code Section 1542 which section has been duly explained and reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." Borrower has executed this Agreement with full knowledge of its significance, and with the express intention of effecting the legal consequences provided by Section 1541 of the California Civil Code, namely, the extinguishment of obligations except for the executory provisions of this Agreement.

               17.10 Good Faith Requirement. The parties intend and agree that their respective rights, duties, powers, liabilities, obligations and discretions shall be performed, carried out, discharged and exercised reasonably and in good faith.

               17.11 JURY TRIAL. BORROWER AND SMB HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY DEALINGS BETWEEN BORROWER AND SMB RELATING TO THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. BORROWER AND SMB EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH OF BORROWER AND SMB HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH OF BORROWER AND SMB WILL CONTINUE TO RELY ON THIS WAIVER IN ANY RELATED FUTURE DEALINGS BETWEEN BORROWER AND SMB. BORROWER AND SMB FURTHER WARRANT AND REPRESENT THAT THEY EACH KNOWINGLY AND VOLUNTARILY WAIVE THEIR RESPECTIVE JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

               IN WITNESS WHEREOF, Borrower has executed this Agreement.

                                        INTERVISUAL BOOKS, INC.,
                                        a California corporation


                                        By: /s/ Waldo H. Hunt
                                            -----------------------------------
                                        Title: Chairman & CEO


                                        By  /s/Nathan N. Sheinman
                                            -----------------------------------
                                        Title: President
                                               --------------------------------

                                        FFM ACQUISITION CORP.,
                                        a California corporation


                                        By: /s/ Dan P. Reavis
                                            -----------------------------------
                                        Title: President
                                               --------------------------------


                                        By
                                            -----------------------------------
                                        Title:
                                               --------------------------------

                                        SANTA MONICA BANK,
                                        a California banking corporation


                                        By: /s/ Sam Kunianski
                                            -----------------------------------
                                        Title: Executive Vice President
                                               --------------------------------







                                       34